Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

CRESTVIEW HILLS, KENTUCKY, July 23, 2009 – The Bank of Kentucky Financial Corporation (the “Company”) (NASDAQ: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the second quarter and the six months ended June 30, 2009. For the second quarter and the first six months of 2009, the Company reported a decrease in diluted earnings per common share of 20% for the year, and 43% for the second quarter, as compared to the same periods in 2008. The second quarter results reflect the sale of $34 million in preferred stock and the issuance of a warrant for shares of common stock to the U.S. Department of Treasury (“Treasury”) on February 13, 2009 in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program. The effect of Treasury’s investment on the earnings per common share includes the accrual for the payment of dividends on the preferred stock and the related preferred stock amortization expense of $519,000 for the second quarter and $777,000 for the six month period. No comparable dividends were paid in the 2008 periods. With continued earnings and the Treasury investment, the Company continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized. The second quarter results included the FDIC special assessment and higher regular FDIC premiums that increased expense by $832,000 as compared to the second quarter of 2008, and an additional $1,200,000 provision for loan losses as compared to the second quarter of 2008. Contributing to this increase in the provision for loan losses were higher levels of charge-offs and non-performing loans in the second quarter of 2009 as compared to the same period in 2008, and management’s continuing concerns over the effect of the declining housing market and overall deteriorating economic conditions will have on the Company’s loan portfolio.

A summary of the Company’s results follows:

Second Quarter ended June 30,	2009	2008	Change

Net income	$2,071,000	$2,627,000	(21)%

Net income available for common shareholders	$1,552,000	$2,627,000	(41)%

Earnings per common share, basic	$0.28	$0.47	(40)%

Earnings per common share, diluted	$0.27	$0.47	(43)%

Six Months ended June 30,	2009	2008	Change

Net income	$4,887,000	$5,131,000	(5)%

Net income available for common shareholders	$4,110,000	$5,131,000	(20)%

Net income per common share, basic	$.73	$.91	(20)%

Net income per common share, diluted	$.73	$.91	(20)%

Net interest income increased $861,000, or 9% in the second quarter of 2009, as compared to the same period in 2008, while the net interest margin, on a tax equivalent basis, decreased 7 basis points from 3.68% in the second quarter of 2008 to 3.61% in the second quarter of 2009. The increase in net interest income was the result of the growth in earning assets, which increased $126 million or 11% on average from the second quarter of 2008. While the net interest margin decreased, the net interest spread, the difference between the Bank’s yield on earning assets and the cost of interest bearing liabilities, increased by 4 basis points from the second quarter of 2008. The difference between the net interest margin and net interest spread is accounted for by the diminishing impact that net non interest bearing funding, net free funds, has on the margin as over all funding cost decrease.

The provision for loan losses increased by $1,200,000 (75%) in the second quarter of 2009, as compared to the same period in 2008. Contributing to this increase was higher levels of charge-offs in the second quarter of 2009, as compared to the same period in 2008, and management’s concerns over the declining housing market and overall deteriorating economic conditions. The Company recorded $1,737,000 in net charge-offs in the second quarter of 2009 as compared to $1,321,000 in the second quarter of 2008. The Company’s non-performing loans as a percentage of total loans were 1.40% as of June 30, 2009, as compared to 1.24% as of June 30, 2008, and the annualized net charge-offs to average loans increased from .54% in the second quarter of 2008 to .68% in the second quarter of 2009. As a result of the stress current economic conditions have had on the Company’s loan portfolio, the allowance for loan losses (ALL) increased $1,063,000 (10%) from the end of the first quarter of 2009 and $1,906,000 (19%) from the end of 2008. As a result of the added allowance the ALL has increased from .97% of loans at the end of 2008 to 1.12% of loans at the end of the second quarter. The adequacy of the ALL is analyzed quarterly and adjusted as necessary to maintain appropriate reserves for probable incurred losses in the loan portfolio.

Non-interest income increased 15% ($565,000) in the second quarter of 2009, as compared to the same period in 2008, while non-interest expense increased 14% ($1,193,000) from the same period last year. Contributing to the increase in non-interest income was a $313,000 (190%) increase in gains on the sale of real estate loans. Non-interest expense in the second quarter of 2009 included an $832,000 (426%) increase in FDIC insurance expense. The increase in the FDIC insurance expense included a $600,000 accrual for the special assessment that will be paid in the third quarter of 2009. This special assessment was assessed to all FDIC insured institutions to replenish the depleted reserves due to the many bank failures.

Total assets were $1.334 billion at the end of the second quarter of 2009, which was $126 million or 10% higher than the same date a year ago. Total loans and investments grew $69 million or 7% and $62 million or 61% respectively, from June of 2008 and were funded by an increase in deposits of $87 million or 8% and an increase in preferred stock and warrants of $34 million.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Second Quarter Comparison				Six months ended June 30, Comparison
	6/30/09	6/30/08	% Chg		6/30/09	6/30/08	% Chg

Income Statement Data

Interest income	$15,528	$17,041	(9)%		$30,641	$35,551	(14)%

Interest expense	4,550	6,924	(34)%		9,427	15,827	(40)%

Net interest income	10,978	10,117	9%		21,214	19,724	8%

Provision for loan losses	2,800	1,600	75%		4,325	2,400	80%

Net interest income after provision for loan losses	8,178	8,517	(4)%		16,889	17,324	(3)%

Non – interest income	4,222	3,657	15%		8,324	7,211	15%

Non – interest expense	9,585	8,392	14%		18,433	17,132	8%

Net income before income taxes	2,815	3,782	(26)%		6,780	7,403	(8)%

Provision for income taxes	744	1,155	(36)%		1,893	2,272	(17)%

Net income	2,071	2,627	(21)%		4,887	5,131	(5)%

Preferred Stock Dividends & Amortization	519	—	100%		777	—	100%

Net Income Available to Common Shareholders	$1,552	$2,627	(41)%		$4,110	$5,131	(20)%

Per Common Share Data

Diluted earnings per common share	0.27	0.47	(43)%		0.73	0.91	(20)%

Cash dividends declared	0.00	0.00	0%		0.28	0.26	8%

Earnings Performance Data

Return on common equity	5.96%	11.17%	(521	)bps	8.00%	11.03%	(303	)bps

Return on assets	.62%	.87%	25	bps	.75%	.85%	(10	)bps

Net interest margin	3.53%	3.63%	(10	)bps	3.52%	3.55%	(3	)bps

Balance Sheet Data

Investments					$163,260	$101,142	61%

Total loans					1,052,033	982,916	7%

Allowance for loan losses					11,816	9,099	30%

Total assets					1,334,114	1,208,176	10%

Total deposits					1,119,335	1,031,990	8%

Total borrowings					65,356	70,555	(7)%

Common Stockholders’ equity					105,325	95,514	10%

Preferred Stock					33,057	—	100%

Common Shares Outstanding					5,612,607	5,606,607	—%

	Five-Quarter Comparison
	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Income Statement Data
Net interest income	$10,978	$10,236	$10,394	$10,544	$10,117
Provision for loan losses	2,800	1,525	1,675	775	1,600

Net interest income after provision for loan losses	8,178	8,711	8,719	9,769	8,517

Service charges and fees	2,289	2,015	2,269	2,452	2,327
Gain on sale of real estate loans	478	526	220	116	165
Gain on sale of securities	—	263	—	—	—
Trust fee income	271	230	252	284	283
Bankcard transaction revenue	551	491	489	502	500
Other non-interest income	633	577	420	553	382

Total non-interest income	4,222	4,102	3,650	3,907	3,657

Salaries and employee benefits expense	4,048	3,999	3,886	4,224	3,979
Occupancy and equipment expense	1,169	1,237	1,132	1,191	1,183
Data processing expense	385	394	330	336	339
State bank taxes	456	452	336	420	420
Amortization of intangible assets	283	296	296	296	333
FDIC Insurance	1,027	399	194	194	195
Other non-interest expenses	2,217	2,071	2,183	2,073	1,943

Total non-interest expense	9,585	8,848	8,357	8,734	8,392

Net income before income tax expense	2,815	3,965	4,012	4,942	3,782
Income tax expense	744	1,149	1,221	1,523	1,155

Net income	2,071	2,816	2,791	3,419	2,627
Preferred Stock Dividends & Amortization	519	258	—	—	—

Net Income Available to Common Shareholders	$1,552	$2,558	2,791	3,419	2,627

Per Common Share Data
Diluted earnings per common share	0.27	0.46	0.50	0.61	0.47
Cash dividends declared	0.00	0.28	0.00	0.28	0.00
Weighted average common shares outstanding
Basic	5,612,607	5,611,607	5,606,607	5,606,607	5,613,530
Diluted	5,658,818	5,611,607	5,606,749	5,606,980	5,615,496
Earnings Performance Data
Return on common equity	5.96%	10.11%	11.15%	14.08%	11.17%
Return on assets	.62%	.89%	.90%	1.14%	.87%
Net interest margin	3.53%	3.50%	3.64%	3.82%	3.63%
Net interest margin (tax equivalent)	3.61%	3.58%	3.70%	3.86%	3.68%

	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Balance Sheet Data
Investments	$163,260	$159,192	$119,212	$97,819	$101,142
Total loans	1,052,033	1,026,845	1,026,557	999,393	982,916
Allowance for loan losses	11,816	10,753	9,910	9,464	9,099
Total assets	1,334,114	1,315,329	1,255,382	1,214,339	1,208,176
Total deposits	1,119,335	1,097,811	1,071,153	992,493	1,031,990
Total borrowings	65,356	71,050	72,951	113,256	70,555
Common Stockholders’ equity	105,325	103,711	101,448	97,720	95,514
Preferred Stock	33,057	33,007	—	—	—
Common Shares Outstanding	5,612,607	5,612,607	5,606,607	5,606,607	5,606,607
Average Balance Sheet Data
Average investments	$159,767	$123,123	$106,903	$99,185	$110,174
Average other earning assets	36,244	35,120	17,872	7,865	38,578
Average loans	1,050,749	1,027,391	1,011,395	991,206	971,573
Average earning assets	1,246,760	1,185,634	1,136,170	1,098,256	1,120,325
Average assets	1,344,100	1,282,008	1,236,114	1,195,289	1,214,158
Average deposits	1,127,982	1,080,699	1,046,289	1,003,548	1,030,671
Average interest bearing deposits	967,030	936,503	899,434	852,399	887,201
Average interest bearing transaction deposits	556,248	536,141	516,082	492,501	523,734
Average interest bearing time deposits	410,782	400,362	383,352	359,898	363,467
Average borrowings	67,383	73,397	78,631	79,227	72,707
Average interest bearing liabilities	1,034,413	1,009,900	978,065	931,626	959,908
Average Common stockholders equity	104,518	102,579	99,584	96,618	94,556
Average Preferred stock	33,032	16,504	—	—	—
Asset Quality Data
Allowance for loan losses to total loans	1.12%	1.05%	.97%	.95%	.93%
Allowance for loan losses to non-performing loans	80%	89%	98%	85%	74%
Nonaccrual loans	$12,105	$7,636	$8,211	$8,226	$9,745
Restructured loans	632	3,492	575	575	—
Loans – 90 days past due & still accruing	1,943	1,022	1,350	2,844	2,490

Total non-performing loans	14,680	12,150	10,136	11,645	12,235
OREO and repossessed assets	1,209	1,259	712	3,673	3,474

Total non-performing assets	15,889	13,409	10,848	15,318	15,709

Non-performing loans to total loans	1.40%	1.18%	.99%	1.17%	1.24%
Non-performing assets to total assets	1.20%	1.02%	.87%	1.26%	1.30%
Annualized charge-offs to average loans	.68%	.27%	.48%	.16%	.54%
Net charge-offs	$1,737	$682	$1,229	$410	$1,321

About BKFC

BKFC, a bank holding company with assets of approximately $1.334 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-five ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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